                                  Exhibit 10.1

               FOURTEENTH AMENDMENT TO SECOND AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                 PRENTISS PROPERTIES ACQUISITION PARTNERS, L.P.


         THIS FOURTEENTH AMENDMENT, dated as of April 1, 2001 (the "Fourteenth Amendment"), amends the Second Amended and Restated Agreement of Limited Partnership (as heretofore amended to date, the "Partnership Agreement") of PRENTISS PROPERTIES ACQUISITION PARTNERS, L.P., a Delaware limited partnership (the "Partnership"). Capitalized terms used herein but not defined herein shall have the meanings given to such terms in the Partnership Agreement.

                                   BACKGROUND
                                   ----------

         Pursuant to the Partnership Agreement, Prentiss Properties I, Inc., a Delaware corporation (the "General Partner"), as the general partner of the Partnership, has the power and authority to issue additional Partnership Interests in one or more newly created series of Partnership Interests to persons on such terms and conditions as the General Partner may deem appropriate.

         The General Partner, pursuant to the exercise of such power and authority and in accordance with the Partnership Agreement, has determined to execute this Amendment to the Partnership Agreement to create a new series of Partnership Interests to be designated as 7.5% Series E Cumulative Preferred Units and to evidence the issuance of such additional Partnership Interests and the admission of Brandywine Operating Partnership, L.P., a Delaware limited partnership ("Brandywine") as a Limited Partner of the Partnership in exchange for certain contributions of interests in real estate and real estate related assets that are being made to the Partnership on the date hereof pursuant to that certain Contribution Agreement, dated as of March 14, 2001 between the Partnership and Brandywine (the "Contribution Agreement).

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby amend the Partnership Agreement as follows:

         1. In accordance with the Partnership Agreement, Section 4.02 of the Partnership Agreement is hereby amended by adding Section 4.02(g) to establish, and to issue to Brandywine, the Series E Preferred Units having the designations, preferences and other rights set forth below:

                  (g) Series E Cumulative Preferred Units of Partnership
         Interest.

         1. Designation and Number. A series of Partnership Interests designated as 7.5% Series E Cumulative Preferred Units ("Series E Preferred Units") is hereby established. The number of Series E Preferred Units shall be 200,000. The stated value of a Series E Preferred Unit shall be $50.00 (the "Stated Value").

         2. Rank. The Series E Preferred Units shall, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership, rank (i) senior to the Common Units and to all Partnership Interests ranking junior to the Series E Preferred Units and (ii) on a parity with all Partnership Interests issued by the Partnership that constitute Parity Preferred Units.

         3. Distributions.

                  (1) Subject to the rights of holders of Parity Preferred Units and holders of preferred units ranking senior to the Series E Preferred Units issued after the date hereof in accordance herewith as to payment of distributions and rights upon liquidation, dissolution or winding-up, the holders of Series E Preferred Units shall be entitled to receive, when, as and if declared by the Partnership acting through the General Partner, out of funds legally available for that purpose, cumulative preferential distributions payable in cash in an amount per Series E Preferred Unit equal to $0.9375 per calendar quarter (equivalent to $3.75 per annum or an annual rate of 7.5%). Such distributions shall be cumulative from the Issue Date (as defined in subsection I below), whether or not in any Series E Distribution Period or Periods such distributions shall be authorized or there shall be funds of the Partnership legally available for the payment of such distributions, and shall be payable quarterly in arrears on the Series E Distribution Payment Dates, commencing on the first Series E Distribution Payment Date after the Series E Issue Date. Each such distribution shall be payable in arrears to the holders of record of the Series E Preferred Units, as they appear on the records of the Partnership at the close of business on a record date which shall be not less than 10 and not more than 60 days prior to the applicable Series E Distribution Payment Date. Accumulated, accrued and unpaid distributions for any past Series E Distribution Periods may be authorized and paid at any time, without reference to any regular Series E Distribution Payment Date, to holders of record on a given date, which date shall not precede by more than 45 days the payment date thereof, as may be fixed by the Partnership, acting through the General Partner. The amount of accumulated, accrued and unpaid distributions on any Series E Preferred Unit, or fraction thereof, at any date shall be the amount of any distributions thereon calculated at the applicable rate to and including such date, whether or not earned or authorized, which have not been paid in cash. The amount of distributions payable per Series E Preferred Unit for the initial Series E Distribution Period, or any other period shorter or longer than a full Series E Distribution Period, shall be computed ratably on the basis of four 90-day quarters and a 360-day year.

                  (2) Accumulated but unpaid distributions on the Series E Preferred Units shall accrue additional distributions at the rate of 12% per annum. Any distribution payment made on the Series E Preferred Units shall first be credited against the earliest accumulated but unpaid distribution due with respect to such Series E Preferred Units which remains payable.

                  (3) Except as provided in subsection C(iv) below, and for so long as Series E Preferred Units are outstanding, no distributions (other than in Common Units or Partnership Interests ranking junior to the Series E Preferred Units as to distributions and upon liquidation, dissolution or winding up of the Partnership) shall be authorized or paid or set aside for payment nor shall any other distribution be authorized or made upon the Common Units or any other Partnership Interests ranking, as to distributions or upon liquidation, dissolution or winding up of the Partnership, on a parity with or junior to the Series E Preferred Units for any period unless full cumulative distributions have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for such payment on the Series E Preferred Units for all past Series E Distribution Periods and the then current Series E Distribution Period, nor shall any Common Units, or any Partnership Interests ranking junior to or on a parity with the Series E Preferred Units as to distributions or upon liquidation, dissolution or winding up of the Partnership, be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Partnership Interests) by the Partnership or any other entity controlled directly or indirectly by the Partnership (except by conversion into or exchange for Partnership Interests ranking junior to the Series E Preferred Units as to distributions and upon liquidation, dissolution or winding up of the Partnership or for the repurchase of Common Units held by employees, officers or consultants of the Partnership (or their permitted transferees) that are subject to restrictive share purchase agreements under which the Partnership has the option or obligation to repurchase such shares upon the occurrence of certain events, such as termination of employment). The foregoing sentence will not prohibit the redemption of Partnership Interests corresponding to any Series E Preferred Shares or any class or series of Junior Shares to be purchased by Prentiss Properties Trust (the "Trust") pursuant to
Article VII of the Amended and Restated Declaration of Trust (the "Trust") of the Trust to preserve the Trust's status as a real estate investment trust.

                  (4) When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series E Preferred Units and any other Partnership Interests ranking on a parity as to distributions with the Series E Preferred Units, all distributions authorized with respect to the Series E Preferred Units and any other Partnership Interests ranking on a parity as to distributions with the Series E Preferred Units shall be authorized pro rata so that the amount of distributions authorized with respect to the Series E Preferred Units and such other Partnership Interests shall in all cases bear to each other the same ratio that accumulated distributions with respect to the Series E Preferred Units and such other Partnership Interests (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Partnership Interests do not have a cumulative distribution) bear to each other.

                  (5) Holders of Series E Preferred Units shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described herein.

                  (6) No distributions on Series E Preferred Units shall be declared by the General Partner or paid by the Partnership at such time as the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, prohibits such declaration or payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

         4. Liquidation Preference.

                  (1) Subject to the rights of holders of Parity Preferred Units and holders of preferred units ranking senior to the Series E Preferred Units issued after the date hereof in accordance herewith with respect to rights upon voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the holders of the Series E Preferred Units shall be entitled to receive out of the assets of the Partnership legally available for distribution to the Partners, after payment or legally required provision for debts and other liabilities of the Partnership, a liquidation preference equal to the Stated Value per Series E Preferred Unit, plus an amount equal to any accumulated and unpaid distributions to the date of payment, before any distribution of assets is made to holders of Common Units, General Partnership Interests or any other Partnership Interests that rank junior to the Series E Preferred Units as to liquidation rights.

                  (2) If upon any such voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the assets of the Partnership are insufficient to pay the amount of such liquidating distributions on all outstanding Series E Preferred Units and the corresponding amounts payable on all other Partnership Interests ranking on a parity with the Series E Preferred Units in the distribution of assets, then such assets shall be allocated among the Series E Preferred Units, as a series, and each series of such other Partnership Interests in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

                  (3) Written notice of any such liquidation, dissolution or winding up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 10 nor more than 60 days prior to the payment date stated therein, to each holder of the Series E Preferred Units at the respective addresses of such holders as the same shall appear on the records of the Partnership.

                  (4) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series E Preferred Units shall have no right or claim to any of the remaining assets of the Partnership.

                  (5) Prior to the third (3rd) anniversary of the Series E Issue Date, the General Partner shall not permit the Partnership to liquidate, dissolve, wind up or otherwise consummate a transaction that would cause the holder of the Series E Preferred Units to recognize a taxable event under
Section 1001 of the Internal Revenue Code of 1986, as amended, with respect to the Section 704(c) gain associated the Class E Preferred Units and the Common Units issued pursuant to the Contribution Agreement.

         5. Redemption.

                  (1) On and after the third (3rd) anniversary of the Series E Issue Date, the holders of Series E Preferred Units may require the Partnership, upon at least 30 days notice, to redeem in whole, but not in part, the Series E Preferred Units for a redemption price per Series E Preferred Unit payable in cash equal to the Stated Value plus an amount equal to any accumulated and unpaid distributions to the date of redemption (the "Aggregate Redemption Value"). Notwithstanding the forgoing, upon receipt of a redemption notice from a holder of the Series E Preferred Units and in lieu of payment in cash as previously provided, the General Partner or Prentiss Properties Trust, a Maryland real estate investment trust (the "Company"), (or both) may, in its sole and absolute discretion, elect to purchase directly and acquire such Series E Preferred Units from the holder of such Series E Preferred Units in exchange for the number of Common Shares of the Company obtained by dividing the Aggregate Redemption Value by the Current Market Price on the business day immediately preceding the redemption date, provided that the Company has filed with the Securities Exchange Commission a registration statement covering the resale of such Common Shares and the registration statement has been declared effective by the Securities and Exchange Commission (the "SEC") under the Securities Act as of the redemption date (without any stop orders), and the Company has agreed to use its best efforts to maintain such registration statement effective until the earlier of the date the Common Shares issue in payment of the Aggregate Redemption Price have been resold by the holder or six
(6) months following the redemption date. The holder agrees that the Company may extend the redemption date for up to an additional sixty (60) days as may be deemed necessary by the Company to have the registration statement declared effective by the SEC provided that the Company continues to use its best efforts to have the registration statement declared effective under the Securities Act. No fractional shares shall be issued upon redemption of the Series E Preferred Units. Instead of any factional interest in a Common Share that would otherwise be deliverable, the Company or the General Partner, as the case may be, shall pay an amount in cash based upon the Current Market Price of the Common Shares on the business day immediately preceding the redemption date. If the General Partner or the Company exercises its purchase election and delivers Common Shares in payment of the Aggregate Redemption Value, then the Partnership will cause the General Partner or the Company, as the case may be, to issue to the holder of the redeemed Class E Units additional Common Shares (collectively, "Additional Common Shares") in the event that the holder, within thirty (30) days following the redemption date, resells the Common Shares issued in payment of the Aggregate Redemption Value and receives net proceeds from such sale(s) in an aggregate amount less than the Aggregate Redemption Value (the amount of such shortfall being referred to below as the "Shortfall"), provided that the Partnership or the Company is notified in writing within three days of the redemption date of the holder's intention to resell such Common Shares and/or any Additional Common Shares and provided further that such holder reasonably cooperates with the Partnership and the Company in any such sale, including selling the Common Shares through such broker-dealer as the Partnership or the Company may specify. The number of Additional Common Shares to be issued in such circumstance would be calculated by dividing the dollar amount of the Shortfall by the Current Market Price on the date of the last sale of the Common Shares issued in payment of the Aggregate Redemption Value, and the Partnership agrees to use best efforts to cause the Company to register under the Securities Act the resale of such Additional Common Shares and to maintain such registration statement effective until the earlier of the date the Additional Common Shares have been resold by the holder or six (6) months following the date of their issuance.

                  (2) Unless full cumulative distributions on all outstanding Series E Preferred Units have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distributions periods and the then current distribution period, the Partnership shall not purchase or otherwise acquire directly or indirectly any Partnership Interests ranking junior to or on a parity with the Series E Preferred Units as to distributions or upon liquidation, dissolution or winding up of the Partnership; provided that the foregoing restriction on purchases and acquisitions shall apply only to purchases and acquisitions of Partnership Interests held by any of the Company, the General Partner, any direct or indirect subsidiary of the Company or the General Partner or any of Messrs. Prentiss, August or DuBois.

                  (3) On or after the redemption date, each holder of Series E Preferred Units to be redeemed shall present and surrender the certificates evidencing its Series E Preferred Units to the Partnership at the place designated by the Partnership and thereupon the redemption price of such Series E Preferred Units shall be paid or the Company shall issue a certificate or certificates for the number of full Common Shares issuable upon redemption of the Series E Preferred Units, as the case may be, to or on the order of the person whose name appears on such certificate evidencing Series E Preferred Units as the owner thereof and each surrendered certificate shall be canceled.

                  (4) From and after the redemption date (unless the Partnership defaults in payment of the redemption price), all distributions on the Series E Preferred Units shall cease to accumulate and all rights of the holders thereof, except the right to receive the redemption price thereof (including all accumulated and unpaid distributions up to the redemption date), shall cease and terminate and such Series E Preferred Units shall not be deemed to be outstanding for any purpose whatsoever.

         6. Voting Rights.

                  (1) Holders of the Series E Preferred Units shall not have any voting rights.

                  (2) So long as any Series E Preferred Units remain outstanding, the Partnership shall not, without the affirmative vote or consent of the holders of at least two-thirds of Series E Preferred Units outstanding at the time, given in person or by proxy, either in writing or at a meeting, (a) authorize or create, or increase the authorized or issued amount of, any class or series of Partnership Interests ranking prior to Series E Preferred Units with respect to the payment of distributions or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership or reclassify any previously designated Partnership Interests into such Partnership Interests, or create, authorize or issue any obligation or Partnership Interests convertible or exchangeable into or evidencing the right to purchase any such Partnership Interests; or (b) amend, alter or repeal the provisions of the Partnership Agreement, whether by merger, consolidation or otherwise, or consummate a merger or consolidation involving the Partnership (any such merger or consolidation, an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such Series E Preferred Units or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (b) above, the occurrence of any such Event shall not be deemed to materially adversely affect such rights, preferences, privileges or voting powers of holders of Series E Preferred Units if immediately after any such Event (i) in which the Partnership is the surviving entity, there are outstanding no Partnership Interests ranking as to distribution rights or liquidation preference senior to the Series E Preferred Units other than the securities of the Partnership outstanding prior to such Event, (ii) in which the Partnership is not the surviving entity, as a result of the Event, the holders of the Series E Preferred Units receive limited partnership interests with preferences, rights and privileges substantially similar to the preferences, rights and privileges of the Series E Preferred Units and there are outstanding no limited partnership interests of the surviving entity ranking as to distribution rights or liquidation preference senior to the Series E Preferred Units other than the securities issued in respect of Partnership Interests outstanding prior to such Event or (iii) whether or not the Partnership is the surviving entity, there are no outstanding equity securities of the Partnership or its successor (other than securities of the Partnership outstanding prior to such Event, or securities issued in respect of securities of the Partnership outstanding prior to such Event) ranking as to distribution rights or liquidation preference senior to the Series E Preferred Units.

                  7. Allocations. Allocations of the Partnership's items of income, gain, loss and deduction shall be allocated among holders of Series E Preferred Units in accordance with Article V of the Partnership Agreement.

                  8. Transfers. The Series E Preferred Units shall be subject to the transfer provisions of Article IX of the Partnership Agreement (captioned Transfer of Limited Partnership Interests); provided that Brandywine may transfer all or any of the Series E Preferred Units to one or more Affiliates so long as such transferee-Affiliates remain subject to the restrictions in Article IX.

                  9. Definitions.

         "Current Market Price" shall mean for any day, the last reported sales price on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, in either case as reported on the New York Stock Exchange or, if such security is not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the Nasdaq National Market ("NASDAQ") or, if such security is not quoted on NASDAQ, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by the National Association of Securities Dealers, Inc. (the "NASD") or, if bid and asked prices for such security on such day shall not have been reported through the NASD, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security selected for such purpose by the Board of Trustees of the Company.

         "Series E Distribution Payment Date" shall mean, with respect to each Series E Distribution Period, the fifteenth day of January, April, July and October in each year, commencing, on July 15, 2001; provided, however, that if any Series E Distribution Payment Date falls on any day other than a business day, the distribution payment due on such Series E Distribution Payment Date shall be paid on the business day immediately following such Series E Distribution Payment Date.

         "Series E Distribution Periods" shall mean quarterly distribution periods commencing on the fifteenth day of each January, April, July and October of each year and ending on and including the day preceding the first day of the next succeeding Series E Distribution Period (other than the initial Series E Distribution Period, which shall commence on the Issue Date and end on and include July 14, 2001).

         "Series E Issue Date" shall mean the date on which Series E Preferred Units are first issued by the Partnership.

         2. In accordance with the Partnership Agreement and the Contribution Agreement, the Partnership hereby issues to Brandywine 26,768 Common Units and represents and warrants that, except as provided below, each such Common Unit has the same rights and entitlements as all other Common Units outstanding on the date hereof, provided that the distributions declared by the Partnership on the 26,768 Common Units during the initial calendar quarter in which such Common Units are issued shall be pro rated by the Partnership based on the number of days such Common Units are outstanding during such quarter. Brandywine (and any subsequent transferee of the 26,768 Common Units issued to Brandywine on the date hereof) shall not have the right to exercise the Exchange Right prior to the second (2nd) anniversary of the date on which the 26,768 Common Units are first issued, and may exercise the Exchange Right only for all and not less than all of the 26,768 Common Units. The Company shall file with the Securities and Exchange Commission a registration statement covering the resale of the Common Shares received upon exercise by Brandywine of the Exchange Right and use its best efforts to have the registration statement declared effective under the Securities Act, all in accordance with and as provided in Section 8.06 of the Prentiss Partnership Agreement. The limitations in Section 8.05(c) of the Partnership Agreement and in the proviso in Section 8.05(d) shall not apply to the exercise by the holder of the 26,768 Common Units issued to Brandywine.

         3. All items of taxable income or gain that are allocated to the Partnership by the Tysons Partnership (as defined in the Contribution Agreement) pursuant to Section 704(c) of the Code, as well as any items of taxable income or gain recognized by the Partnership in respect of the Tysons Partnership shall be allocated to Brandywine for federal income tax purposes pursuant to Section 704(c) of the Code and the principles of Treas. Reg. Section 1.704-3(a)(9) and Brandywine covenants to file its federal income tax return in a manner consistent with the foregoing. Furthermore, Brandywine will be allocated an amount of income equal to any gain recognized by the Partnership upon the lapse of the Brandywine "bottom guaranty" of the $16.2 million Mass Mutual loan on January 5, 2004.

         4. The Partnership Agreement is hereby amended to reflect the admission as a Limited Partner on the date hereof of Brandywine and the ownership by Brandywine of the Series E Preferred Units and of 26,768 Common Units, and Exhibit A to the Partnership Agreement is hereby amended and restated in its entirety as set forth on Exhibit A attached hereto.

         5. Except as expressly set forth in this Fourteenth Amendment to the Partnership Agreement, the Partnership Agreement is hereby ratified and confirmed in each and every respect. Brandywine hereby acknowledges that the General Partner intends to amend and restate the Partnership Agreement in its entirety pursuant to Article XI of the Partnership Agreement to incorporate the provisions and revisions contemplated by each amendment to the Partnership Agreement including the Fourteenth Amendment (the "Third Restatement") and to clarify other provisions of the Partnership Agreement, and Brandywine hereby consents to the Third Restatement in substantially the form provided to Brandywine on the date hereof.

         IN WITNESS WHEREOF, this Amendment to the Partnership Agreement has been executed and delivered as of the date first above written.

                               GENERAL PARTNER:

                               PRENTISS PROPERTIES I, INC.



                               By: /s/ Thomas F. August
                                  --------------------------------------
                               Name: Thomas F. August
                               Its:  President


                               ADMITTED PARTNER:

                               BRANDYWINE OPERATING PARTNERSHIP, L.P.

                               By: Brandywine Realty Trust, its general partner

                                    By: /s/ Gerard H. Sweeney
                                       -------------------------
                                    Name:  Gerard H. Sweeney
                                    Title: President and Chief Executive Officer